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As filed with the Securities and Exchange Commission on June 28, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BED BATH & BEYOND INC.
(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	11-2250488 (I.R.S. Employer Identification No.)
650 Liberty Avenue Union, NJ (Address of Principal Executive Offices)	07083 (Zip Code)

Bed Bath & Beyond Inc. 2004 Incentive Compensation Plan
Bed Bath & Beyond Inc. 2001 Stock Option Plan
Bed Bath & Beyond Inc. 2000 Stock Option Plan
Bed Bath & Beyond Inc. 1998 Stock Option Plan
Bed Bath & Beyond Inc. 1996 Stock Option Plan
(Full Title of the Plan)

Steven H. Temares
President and Chief Executive Officer
Bed Bath & Beyond Inc.
650 Liberty Avenue
Union, NJ 07083
(Name and Address of Agent for Service)

(908) 688-0888
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Peter G. Samuels, Esq.
Proskauer Rose LLP
1585 Broadway
New York, NY 10036
(212) 969-3000

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount Of Registration Fee(3)

2004 Incentive Compensation Plan
Common Stock, par value $0.01 per share	50,819,721 shares	$41.51	$788,690,000	$92,828.81

(1)
Represents the maximum aggregate number of shares of common stock that may be granted under the 2004 Incentive Compensation Plan sponsored by the Registrant (the "2004 Plan"), the 2001 Stock Option Plan sponsored by the Registrant (the "2001 Plan"), the 2000 Stock Option Plan sponsored by the Registrant (the "2000 Plan"), the 1998 Stock Option Plan sponsored by the Registrant (the "1998 Plan") and the 1996 Stock Option Plan sponsored by the Registrant (the "1996 Plan" and, together with the 2004 Plan, the 2001 Plan, the 2000 Plan and the 1998 Plan, the "Plans"). Includes 31,819,721 shares of common stock previously registered under the Registrant's existing Registration Statements on Form S-8 for which a registration fee has already been paid. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant's common stock which become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's common stock.

(2)
Estimated solely for purposes of calculating the registration fee for this offering in accordance with Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of common stock of the Registrant on June 24, 2005, as reported on the Nasdaq National Market.

(3)
Calculated based on the additional 19,000,000 shares of common stock not previously registered.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

        The Section 10(a) prospectuses for the 2004 Incentive Compensation Plan sponsored by the Registrant (the "2004 Plan"), the 2001 Stock Option Plan sponsored by the Registrant (the "2001 Plan"), the 2000 Stock Option Plan sponsored by the Registrant (the "2000 Plan"), the 1998 Stock Option Plan sponsored by the Registrant (the "1998 Plan") and the 1996 Stock Option Plan sponsored by the Registrant (the "1996 Plan" and, together with the 2004 Plan, the 2001 Plan, the 2000 Plan and the 1998 Plan, the "Plans") are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        Bed Bath & Beyond Inc., a New York corporation (the "Company" or "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

          (a)   Annual Report on Form 10-K for the fiscal year ended February 26, 2005, filed on May 12, 2005.

          (b)   The description of the common stock of the Company, par value $0.01 per share (the "Common Stock") contained in the Company's Registration Statement on Form 8-A, filed on May 11, 1992, and any amendment or report filed for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.    Description of Securities

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        The validity of the issuance of the shares of Common Stock offered hereby have been passed upon by Proskauer Rose LLP, 1585 Broadway, New York, New York 10036.

        Klaus Eppler, Esq., a pensioned partner of Proskauer Rose LLP, is a director of the Company. Peter G. Samuels, Esq., a member of Proskauer Rose LLP, is a director of Bed Bath & Beyond Procurement Co. Inc., a subsidiary of the Company.

Item 6.    Indemnification of Directors and Officers.

        Section 402(b) of the New York Business Corporation Law provides that, subject to conditions and qualifications provided by statute, a Certificate of Incorporation may set forth a provision eliminating or limiting the personal liability of directors to the Company or its shareholders for damages for any breach of duty in such capacity.

        The Company's Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or any of its shareholders for damages for any breach of duty in such capacity except for liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law. If the Business Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Business Corporation Law. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

        The Company's By-laws provide that the Company shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any director (and may indemnify any officer) made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that he, his testator or intestate, was a director or officer of the Company, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys' fees incurred as a result of such action or proceeding, or any appeal therein; provided that to the extent prohibited by applicable law no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Company's By-laws provide that the right to indemnification described in this paragraph is intended to be retroactive and shall, to the extent permitted by applicable law, be available with respect to events occurring prior to the adoption of such right of indemnification and shall continue to exist after any future rescission or restrictive modification thereof with respect to any alleged cause of action that accrues, or any other incident or matter that occurs, prior to such rescission or modification.

        The Company has obtained directors and officers liability insurance which insures the Company's officers and directors against certain liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation.
4.2	Certificate of Amendment to the Company's Certificate of Incorporation (incorporated by reference to Exhibit 3 to the Company's Quarterly Report on Form 10-Q/A for the quarter ended August 25, 1996).
4.3	Certificate of Amendment to the Company's Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 30, 1997).
4.4
Certificate of Change of Bed Bath & Beyond Inc. under Section 805-A of the Business Corporation Law (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 30, 1997).
4.5	Amended and Restated By-laws, as amended through June 26, 1997 (incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 30, 1997).
4.6	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.6 to the Company's Form 10-K for the year ended February 27, 1999).
4.7	Amended By-Laws of Bed Bath & Beyond Inc., as amended through December 17, 1998 (incorporated by reference to Exhibit 3.7 to the Company's Form 10-K for the year ended February 27, 1999).
4.8
Amended By-Laws of Bed Bath & Beyond Inc., as amended through September 22, 1999 (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 28, 1999).
4.9	Amended By-Laws of the Company, as amended through June 28, 2001 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 2, 2001).
4.10
Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 1, 2001).
5.1	Opinion of Proskauer Rose LLP.*
23.1	Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit No. 5.1).*
23.2	Consent of KPMG LLP.*
24.1	Power of Attorney (included on signature page).*

*
Filed herewith.

Item 9.    Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on this 28th day of June, 2005.

BED BATH & BEYOND INC.
By:	/s/ STEVEN H. TEMARES Steven H. Temares President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Steven H. Temares, Eugene A. Castagna and Allan N. Rauch, or any of them individually, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in such person's name, place and stead, in the capacities indicated below, to sign this Registration Statement on Form S-8 of Bed Bath & Beyond Inc. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 28, 2005 by the following persons in the capacities indicated.

Signature	Title

/s/ WARREN EISENBERG Warren Eisenberg	Co-Chairman and Director
/s/ LEONARD FEINSTEIN Leonard Feinstein	Co-Chairman and Director
/s/ STEVEN H. TEMARES Steven H. Temares	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ EUGENE A. CASTAGNA Eugene A. Castagna	Vice President—Finance (Principal Financial and Accounting Officer)

/s/ DEAN S. ADLER Dean S. Adler	Director
/s/ STANLEY F. BARSHAY Stanley F. Barshay	Director
/s/ KLAUS EPPLER Klaus Eppler	Director
/s/ JORDAN HELLER Jordan Heller	Director
/s/ ROBERT S. KAPLAN Robert S. Kaplan	Director
/s/ VICTORIA A. MORRISON Victoria A. Morrison	Director
/s/ FRAN STOLLER Fran Stoller	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (incorporated by reference to the Company's Registration Statement No. 33-47250 on Form S-1).
4.2	Certificate of Amendment to the Company's Certificate of Incorporation (incorporated by reference to Exhibit 3 to the Company's Quarterly Report on Form 10-Q/A for the quarter ended August 25, 1996).
4.3	Certificate of Amendment to the Company's Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 30, 1997).
4.4
Certificate of Change of Bed Bath & Beyond Inc. under Section 805-A of the Business Corporation Law (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 30, 1997).
4.5	Amended and Restated By-laws, as amended through June 26, 1997 (incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 30, 1997).
4.6	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.6 to the Company's Form 10-K for the year ended February 27, 1999).
4.7	Amended By-Laws of Bed Bath & Beyond Inc., as amended through December 17, 1998 (incorporated by reference to Exhibit 3.7 to the Company's Form 10-K for the year ended February 27, 1999).
4.8
Amended By-Laws of Bed Bath & Beyond Inc., as amended through September 22, 1999 (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 28, 1999).
4.9	Amended By-Laws of the Company, as amended through June 28, 2001 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 2, 2001).
4.10
Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 1, 2001).
5.1	Opinion of Proskauer Rose LLP.*
23.1	Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit No. 5.1).*
23.2	Consent of KPMG LLP.*
24.1	Power of Attorney (included on signature page).*

*
Filed herewith.

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PART I INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX